                                                                EXHIBIT 10.16


                          FINANCIAL ADVISORY AGREEMENT
                          ----------------------------

                  This Agreement is made effective as of the 1st day of February, 1997 by and between R.K. GRACE & COMPANY, Douglas Centre, Suite 150, 2600 Douglas Road, Coral Gables, Florida 33134 (the "R.K. Grace"), JOHN D. KAWESKE, having an address at the same office, and OFFICE CENTRE CORPORATION ("OCC" or the "Company"), with its principal place of business in care of The King Group located at 38 East 32nd Street, New York, New York 10016.

                                 R E C I T A L S

                  WHEREAS, R.K. Grace represents to the Company that it has broad experience in providing technical and economic advice concerning business development; rendering advice to the Company to achieve the Company's goals through various business combinations including, but not limited to, capital formation, mergers/ acquisitions, joint ventures, licensing, and corporate partnerships;

                  WHEREAS, the Company desires to obtain such services from R.K. Grace and the Company agrees to provide compensation for such services to R.K. Grace pursuant to the terms contained herein below; and

                  WHEREAS, this agreement will replace all existing agreements whether oral or written relating to the subject matter covered hereby between R.K. Grace and/or John D. Kaweske, on the one hand, and UDI Corp., UDI II Corp. and/or the Company on the other hand.

                  NOW THEREFORE, the parties do hereinafter agree as follows:

                  1. DUTIES OF R.K. GRACE. The Company hereby retains R.K. Grace to perform those duties delineated below and R.K. Grace agrees to perform the following activities on behalf of the Company:

                  (a) Suggest revisions to and make recommendations to the Company's business plan;

                  (b) Participate in the Company's Acquisition Program, the mission of which is to secure appropriate acquisitions by aiding in the following activities: (i) locate, (ii) negotiate terms; (iii) complete letter of intent; (iv) perform due diligence; (v) complete definitive agreement; (vi) develop transition plan; and (vii) assist in closing.

                  These specific objectives may be altered, modified or revised based on the Company's needs or new developments and as may be directed by the Company.

                  2. COMPENSATION OF R.K. GRACE.

                  (a) In consideration of the services to be provided by R.K. Grace herein, the Company will compensate and pay R.K. Grace on a monthly basis at the rate of Five Thousand Dollars ($5,000) per month, plus expenses during the term of this Agreement. The Company shall pay R.K. Grace the monthly fee of $5,000 on the first day of each calendar month commencing February 1, 1997. If John D. Kaweske receives any director's fee from the Company during any month, the fees otherwise payable on the first day of the following month shall be reduced by the amount of such director's fee, and John D. Kaweske shall waive any director's fee otherwise owing to him during the last month of the term of this Agreement.

                  (b) In addition, R.K. Grace shall receive and the Company shall pay a fee ("M&A Fee") based upon the following terms:

                           (i)  Upon the closing of an Initial Public Offering
("IPO") of the Company's stock during the term of this Agreement (subject to Section 4), the M&A Fee shall be due and payable at the closing of the IPO as follows:

                                    A.  R.K. Grace shall receive the sum of
$587,500 in the form of cash plus $1,175,000 in the form of the Company's unregistered shares of stock calculated at a price per share which is the IPO price of the stock.

                                    B. (This subparagraph intentionally left
blank).

                           (ii) Upon the closing of a merger transaction during
the term of this Agreement (subject to Section 4) in which the Company is merged into another entity prior to the occurrence of an IPO, then instead of the fee described in (b)(i) above, the M&A Fee shall be due and payable at the closing of the merger transaction as follows:

                                    A.  In the event the surviving entity is a
privately held entity or a natural person, R.K. Grace shall receive an M&A Fee in the amount of $1,400,000 payable in the form of cash and due immediately upon the closing of the merger transaction; or

                                    B.  In the event the surviving entity is a
publicly held company with registered, freely tradeable shares of stock, R.K. Grace shall receive an M&A Fee in the form of cash in the amount of $500,000, plus $500,000 in the form of the surviving company's registered shares of stock with no restrictions calculated at a price per share which is 50% of the value of the surviving company's stock on the date of closing the merger transaction. However, at the Company's sole option, the Company may elect to pay R.K. Grace the M&A Fee due under this subparagraph (B) in the form of cash in the amount of $1,400,000.

                  (iii) If none of the transactions described in Section 2(b)(i)(A) or 2(b)(ii) above occur prior to the normal expiration of the term of this Agreement and except as otherwise provided in this Agreement, the M&A Fee shall be the lesser of $1,400,000 or an amount equal to 2% of the value of all Acquisition Transactions finally closed during the term of the Agreement; provided however, in any event R.K. Grace shall receive an M&A Fee equal to a minimum of (i) $250,000 if one Acquisition Transaction (other than an acquisition involving UDI Corp. or UDI II Corp.) is finally closed during the term of this Agreement or, in the alternative, (ii) $500,000 if two or more Acquisition Transactions (other than an acquisition involving UDI Corp. or UDI II Corp.) are finally closed during the term of this Agreement. The value of such Acquisition Transactions shall be equal to the purchase price of all such Acquisition Transactions paid by the Company in whatever form the purchase price is payable including cash, debt assumed, notes, stock, or property, and all deferred payments. In the event any portion of the purchase price of any such Acquisition Transaction is paid or is payable in property of a kind other than cash, assumed debt, notes, stock or deferred payments, the parties shall negotiate in good faith to determine the M&A Fee payable to R.K. Grace with respect to such other property, with the valuation to be determined based on the valuation that the parties to the Acquisition Transaction in question ascribed to such property in reaching their agreement effecting such Acquisition Transaction. In the event the parties cannot reach an agreement as a result of such good faith negotiations, the issue of the M&A Fee payable with respect to such other property shall be submitted to arbitration under paragraph 7 of this Agreement. For purposes of this Agreement, an Acquisition Transaction shall be a transaction in which the Company purchases the assets or the stock of another person or entity. However, the Company's acquisition of UDI Corp. and UDI II Corp. shall not be included within the definition of Acquisition Transactions for purposes of this Agreement, and therefore no fee shall be paid for such acquisitions. In addition, any compensation paid to the principals of the acquisition targets for services actually to be performed by those principals shall not be included in such calculation of the M&A Fee. The M&A Fee payable under this Section 2(b)(iii) shall be due and payable within thirty days following December 31, 1998.

                  (c) If an event described in Sections 2(b)(i) or 2(b)(ii) occurs during the term of this Agreement, and the combined product and service sales volumes of completed Acquisition Transactions (excluding UDI Corp. and UDI II Corp.) made prior to the occurrence of any event described in Sections 2(b)(i) or 2(b)(ii) and during the term of this Agreement exceed $150 million in gross annual revenues, R.K. Grace shall receive an additional fee equal to 1% of the value of all Acquisition Transactions finally closed during the term of this Agreement which resulted in such product and service sales exceeding the $150 million threshold. The value of such Acquisition Transactions shall be calculated in the same manner described in subparagraph 2(b)(iii) above, and the determination whether gross annual revenues in fact exceeds $150 million shall be based on, for each Acquisition Transaction, the most recent 12-month figures set forth in the audited financial statements used at the closing of such Acquisition Transaction. If a target in an Acquisition Transaction (the "Target") has such product and service sales volumes in an amount which, when added together with all such product and service sales volumes of targets in previously consummated Acquisition Transactions (excluding UDI Corp. and UDI II Corp.), exceed $150 million, the additional 1% fee with respect to the Target shall be equal to the product of (a) 1% of the value of the Acquisition Transaction involving the Target multiplied by (b) a fraction, the numerator of which equals the difference between (x) the combined product and service sales volumes of completed Acquisition Transactions at that date (including the Target) and (y) $ 150 million, and the denominator of which is such product and service sales volumes of the Target. All fees and compensation due R.K. Grace under Paragraph 2(c) of this Agreement shall be due and payable within 15 days after the earlier of (a) the date on which the IPO closes, (b) the date on which the transaction described in paragraph 2(b)(ii)(A) closes, or (c) the date on which the transaction described in paragraph 2(b)(ii)(B) closes.

                  (d) In the event of a disagreement related to any of the M&A Fees payable under this Agreement, Company and R.K. Grace agree to be guided by GAAP (Generally Accepted Accounting Principles) with such dispute to be submitted to arbitration pursuant to Section 7 hereto.

                  (e) The M&A Fees described in Sections 2(b)(i)(A), 2(b)(ii) and 2(c) shall be in addition to and exclusive of the monthly fees payable by the Company to R.K. Grace described in subparagraph 2(a) of this Agreement.

                  (f) The Company shall reimburse R.K. Grace's reasonable and customary business expenses incurred by R.K. Grace in connection with its performance of the services described in this Agreement. The Company shall deliver the actual reimbursement funds to R.K. Grace within 10 days following R.K. Grace's delivery to Company of a written expense report containing reasonable detail of the expenses for which R.K. Grace seeks reimbursement together with receipts evidencing such expenses.

                  (g) The Company shall issue 164,229 shares of its common stock to John D. Kaweske individually; provided that if, by August 8, 1998, there has been no IPO, and the Company has not consummated any Acquisition Transactions, the Company shall have the right (the "Right") to purchase, and John D. Kaweske shall sell and agrees to cause his affiliates and assignees to sell, to OCC any shares of capital stock of OCC that have been issued to John D. Kaweske or his affiliates on or before the exercise date of the Right, at par value. In addition, upon exercise of the Right, for no additional consideration, John D. Kaweske shall cancel, and shall cause his affiliates and assignees to cancel, any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of OCC or obligating OCC to issue or sell any shares of capital stock of, or any other interest in, OCC, to John D. Kaweske or any of his affiliates or assignees.

                  (h) If R.K. Grace is involved in negotiating a line of credit for the Company, and such line of credit is entered into by the Company during the term of this Agreement with an amount equal to at least $10,000,000, OCC shall pay to R.K. Grace $25,000 (the "Credit Payment") at the time such line of credit is entered if such line of credit is entered into prior to any payments being made to R.K. Grace pursuant to Section 2(b). If the Credit Payment is made, any payment made to R.K. Grace under Section 2(b) shall be reduced by the amount of the Credit Payment.

                  3.       INTENTIONALLY DELETED.

         4. PAYMENT OF CONSIDERATION AFTER TERMINATION.

                  (a) If this Agreement is terminated pursuant to Section 8 for any reason other than by the Company for just cause as described in Paragraph 8(b) and if any relevant IPO or merger transaction as described in Sections 2(b)(i)(A) and 2(b)(ii) closes by December 31, 1998, R.K. Grace shall be entitled to receive the full M&A Fee described in said Sections 2(b)(i)(A) and 2(b)(ii) less the amounts, if any, actually received by R.K. Grace pursuant to
Section 2(b)(iii). If, after the early termination of this Agreement, any of the Acquisition Transactions are consummated prior to December 31, 1998, R.K. Grace shall be entitled to receive the M&A Fee (if applicable) described in Section 2(b)(iii) with respect to such Acquisition Transaction.

                  (b) In the event the Company terminates this Agreement for just cause as described in Section 8(b) of this Agreement, and except as otherwise provided in this Section 4(b), R.K. Grace only shall be entitled to receive an M&A Fee if the Company closes an IPO or merger transaction as described in Sections 2(b)(i)(A) and 2(b)(ii) by December 31, 1998. The M&A Fee payable in that event shall be equal to the M&A Fee described in either Section 2(b)(i)(A) or Section 2(b)(ii), as appropriate, times a fraction the denominator of which shall be the total combined product and service sales volume of completed Acquisition Transactions at the time of the closing of the IPO or merger transaction and the numerator of which shall be the total combined product and service sales volume of Acquisition Transactions under either contract or letter of intent (but not yet closed) which actually close prior to or at the closing of the IPO or merger transaction. In the event the Company terminates this Agreement for just cause as described in Section 8(b) of this Agreement and the Company does not close an IPO or merger transaction as described in Sections 2(b)(i)(A) and 2(b)(ii) by December 31, 1998, R.K. Grace shall be entitled only to receipt of an M&A Fee in an amount described in
Section 2(b)(iii) for all Acquisition Transactions closed prior to December 31, 1998.

                  5. OBLIGATIONS OF COMPANY. The Company will make available to R.K. Grace copies of all correspondence exchanged between Company, and any Target as well as any entity described in Paragraph 2(b) and Company will, in general, keep R.K. Grace apprised in a timely fashion of the nature of any such proposed transactions.

                  6. RESTRICTIVE COVENANTS. The following restrictive covenants shall be in full force and effect during the term of this Agreement and for a period of one (1) year after this Agreement has been terminated:

                  (a) R.K. Grace and John D. Kaweske will take all action necessary to insure that all information provided by the Company to R.K. Grace and John D. Kaweske shall be kept in strictest confidence by R.K. Grace and John
D. Kaweske; and

                  (b) During the term of this restrictive covenant, R.K. Grace and John D. Kaweske agree not to, directly or indirectly, solicit any of the parties whose names have been identified by the Acquisition Team as potential Targets for any other entity other than on behalf of the Company.

                  7. MANDATORY ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by arbitrator(s) may be entered in any court having jurisdiction thereof. In the event either party utilizes an attorney in order to enforce the terms of this Agreement and such party prevails, then the losing party shall reimburse the prevailing party for the costs of said action including, but not limited to, reasonable attorneys fees.

                  8. TERM. (a) Unless otherwise terminated in accordance with the provisions contained in subparagraphs (b) or (c) of this Paragraph 8, the term of this Agreement shall be from February 1, 1997 through December 31, 1998.

                  (b) The Company may terminate this Agreement for just cause which shall include the following:

                           (i)  Repeated failure by R.K. Grace, following not
less than 30 days' prior written warning, to perform duties and obligations pursuant to this Agreement in a correct, timely and expeditious manner;

                           (ii) Conviction or please of guilty or nolo contendre
to any crime which constitutes a felony under the laws of any state or the laws of the United Stated by any of R.K. Grace's principals;

                           (iii) Engaging in activities by R.K. Grace which
constitutes a material breach of the provisions contained in Paragraph 6 of this Agreement.

                  In the event the Company elects to terminate this Agreement for just cause pursuant to this subparagraph 8(b), R.K.

Grace shall not be entitled to any of the monthly fees described in Paragraph 2(a) accruing after the effective date of termination nor any of the M&A Fees which otherwise would be due and owing for the consummation of Acquisition Transactions following the effective date of the termination of this Agreement except as provided in Section 4(b).

                  In the event the Company terminates this Agreement for any reason other than for just cause, Company shall remain obligated to pay and shall pay R.K. Grace an amount equal to 50% of the monthly fee described in paragraph 2(a) of this Agreement for the remaining term of this Agreement as well as M&A Fees and the additional fees described in Section 4(a) of this Agreement.

                  (c) R.K. Grace may terminate this Agreement for just cause which shall include the following:

                           (i)  The Company fails to pay any of the fees due and
payable to R.K. Grace under this Agreement and such failure continues for a period of thirty days following R.K. Grace's delivery of written notice of such failure to Company;

                           (ii) The Company breaches any other provision of this
Agreement and fails to cure such breach within thirty days following R.K. Grace's delivery of written notice of such breach to Company;

                           (iii) The Company fails to pursue with reasonable
diligence any of the prospective Acquisition Transactions with the Targets and Company continues its failure to do so during the thirty days following R.K. Grace's delivery of written notice thereof to Company;

                           (iv) The Company becomes insolvent during the term of
this Agreement.

In the event R.K. Grace elects to terminate this Agreement for proven, just cause pursuant to this subparagraph 8(c), R.K. Grace shall be entitled to receive and the Company shall remain obligated to pay and shall pay R.K. Grace the amounts to which R.K. Grace otherwise would be entitled to received under subparagraphs 2(a), 2(b), 2(c) and 4(a) of this Agreement.

                  9. AUTHORITY TO ACT. each party hereby represents and warrants that the individual who executes this Agreement on behalf of such party has been granted the requisite authority to do so by such party.

                  10. INDEMNIFICATION. Each party will indemnify and hold the other party and its agents, officers, directors and employees harmless from any and all claims arising from its activities under this Agreement except in the event that actions or inactions of such party are deemed to involve negligence or willful misconduct. Such indemnification shall include, but not limited to, the non-breaching party's attorneys fees.

                  11. NOTICE. Any notice required hereunder shall be complete upon certified mailing of the notice to the party at the address appearing herein, or at the address which shall from time to time be provided to the other party. The parties shall notify the other of any alteration or change in address hereinafter occurring.

                  12. COUNTERPARTS. This Agreement may be executed in multiple counterparts. Each executed counterpart shall be considered an original, and taken together, shall constitute one and the same document. Any signature, notice of other communication with respect to the subject matter hereof may be given by telex, telecopy or other facsimile transmission and relied upon to the same extent as if it were an original.

                  13. SEVERABILITY. If any provision, paragraph or subparagraph of this Agreement is adjudged by any court to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of the Agreement, including any other provision, paragraph or subparagraph. Each provision, paragraph or subparagraph of this Agreement is separable from every other provision, paragraph and subparagraph and constitutes a separate and distinct covenant.

                  14. GOVERNING LAW. This Agreement shall be subject to and governed by the laws of the State of New York.

                  15. AMENDMENT. This Agreement may only be amended in writing, duly endorsed by the parties hereto.

                  16. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings, whether oral or written, between R.K. Grace and/or John D. Kaweske, on the one hand, and UDI Corp., UDI II Corp. and/or the Company on the other hand.

                  IN WITNESS WHEREOF, the parties have executed this Agreement, effective the date first written above.

                                           R.K. GRACE & COMPANY


                                           By: /s/John D. Kaweske
                                              ----------------------------------
                                                Name: John D. Kaweske
                                                Title: CEO


                                            /s/John D. Kaweske
                                           -------------------------------------
                                           John D. Kaweske, individually

                                           OFFICE CENTRE CORPORATION


                                           By: /s/R.J. Gillon, Jr.
                                              ----------------------------------
                                                Name: Robert J. Gillon, Jr.
                                                Title: CEO

                  For value received, the sufficiency of which hereby is acknowledged by UDI Corp. and by UDI II Corp., UDI Corp. and UDI II Corp. join this Agreement solely for the purpose of guaranteeing Office Centre Corporation's performance of its obligations under this Agreement. The guarantee of UDI Corp. and Of UDI II Corp. is one of performance and not merely of collection.

UDI CORP.                               UDI II. CORP.



By:                                     By:
   ------------------------                ---------------------------
   Name:                                   Name:
   Title:                                  Title: